Exhibit 10.2

CONSULTING SERVICES AND NON-COMPETE AGREEMENT

This Consulting Services Agreement (hereinafter called “Agreement”) effective this 1st day of January 2012 (the “Effective Date”) is between Cary T. Fu, whose street address is Creekstone, Sugar Land, Texas 77479 (hereinafter called “Consultant”), and Benchmark Electronics, Inc., a corporation organized under the laws of the State of Texas, with a principal place of business at 3000 Technology Drive, Angleton, Texas 77515 (hereinafter called “Benchmark”).

1. Employment Status

1.1 Benchmark retains Consultant as an independent contractor and not as an employee of Benchmark.  Consultant shall not act as an agent for Benchmark and will hold Benchmark harmless from any liability which may arise due to any unauthorized acts he may perform in carrying out this Agreement, or due to his failure to comply with applicable local, state or federal laws or regulations.

1.2 Benchmark shall not withhold monies for income tax, social security, unemployment tax, or the like.  Benchmark shall make payments for Consultant’s services to Consultant.

1.3 The selection of the details and means by which Consultant fulfills his obligations under this Agreement is the responsibility of Consultant and not of Benchmark, which shall exercise no control in this regard.  Rather, Benchmark shall be entitled only to direct Consultant with respect to the elements of services to be performed by Consultant and the results to be derived by Benchmark; to inform Consultant as to when and where such services shall be performed; and to review and assess the performance of such services by Consultant for the limited purposes of assuring that such services have been performed and confirming that such results were satisfactory.

2. Scope of Agreement

Consultant shall be responsible for, and shall complete, the projects or services designated from time to time by Benchmark’s CEO (as described on the attached Exhibit A), agreed to by Consultant, and pre-approved in writing by Benchmark’s General Counsel (using the approved form attached as Exhibit B or something substantially similar), within the term of this Agreement.  Consultant shall provide these services at times and places as in his judgment are appropriate and as are required by Benchmark’s management and shall provide his own support services, although Benchmark agrees to loan such work space, telephones or other services as may be available should Consultant deem it necessary to visit Benchmark facilities in the course of carrying out his duties.

3. Availability of Consultant

Consultant shall make his services available to Benchmark upon execution of this Agreement and at agreed-upon times thereafter.  Notwithstanding the foregoing, Consultant’s services may be requested or arranged for in any convenient manner, including by telephone, so long as written confirmation is made within three (3) weeks of the original request.  It is understood that Consultant’s services under this Agreement is part-time (no more than 20 hours per week) and at any given time Consultant may be engaged by another customer or client as long as such customer or client does not compete with Benchmark, and that as a result he/she may not be able to devote full consecutive working days to Benchmark projects.

4. Work Product

4.1 All projects, services, designs, drawings, inventions, charts, memoranda, manuals, computer programs (including but not limited to source code for such programs), and physical articles and data of every description made by or for Consultant in the performance of this Agreement (hereinafter “Work Product”) is work made for hire and shall be given to and become the property of Benchmark, who shall have sole right, title and interest to such property, and all originals and copies thereof not already in the possession of Benchmark shall be immediately delivered by Consultant to Benchmark upon termination of this Agreement.  Consultant will seek permission from Benchmark should Consultant wish to keep copies of materials for archival purposes.

4.2 To the extent that Consultant’s Work Product is copyrightable, Consultant hereby transfers, grants, conveys, assigns and relinquishes exclusively to Benchmark all right title and interest in such Work Product, including all rights in copyright.  Consultant shall perform any acts that may be deemed necessary or desirable by Benchmark to evidence more fully the transfer of ownership of all such Work Product generated or developed hereunder to Benchmark to the fullest extent possible, including, without limitation, the making of further written assignment in a form determined by Benchmark.  To the extent that any preexisting rights are embodied or reflected in the Work Product generated by Consultant hereunder, Consultant hereby grants to Benchmark the irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to 1) use, execute, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and any derivative works thereof, and 2) authorize others to do any or all of the foregoing.

4.3 To the extent the Consultant invents anything or first reduces to practice an invention in the course of performance of this Agreement, the Consultant hereby assigns such invention and any resulting patent to Benchmark and agrees to execute such documents as deemed necessary by Benchmark to assign such invention to Benchmark, and further agrees to do all things necessary to assist Benchmark in applying for any patent on such invention and any resulting patent and make all assignments and execute all documents necessary with regard to the patent application and any resulting patent.

4.4 No rights or licenses to trademarks, inventions, copyrights, patents or other intellectual property are implied or granted under this Agreement.  Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

5. Confidential Information

5.1 During the term of this Agreement and thereafter, Consultant shall treat as confidential all information obtained by him for and from Benchmark and all information compiled or generated by him under this Agreement for Benchmark including, but not limited to, business information, manufacturing information, technical data, drawings, flow charts, program listings, software code, and other software, plans and projections.  Consultant shall not disclose or refer to the work to be performed under this Agreement in any manner that would identify Benchmark without the advance written permission of Benchmark.

5.2 Nothing, however, in this Agreement shall obligate Consultant to treat as confidential any information which:

5.2.1 is or becomes generally known to the public, without the fault of the Consultant;

5.2.2 is disclosed to Consultant, without obligation of confidentiality, by a third party having the right to make such disclosure;

5.2.3 was previously known to Consultant, without obligation of confidentiality, which fact can be demonstrated by means of documents which are in the possession of Consultant upon the date of this Agreement; or

5.2.4 is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order, provided that Consultant shall promptly advise Benchmark of any requirement to make such disclosure of which he becomes aware of, to allow Benchmark the opportunity to obtain a protective order and assist Benchmark in so doing.

5.3 It is Benchmark’s policy not to unlawfully or improperly receive or use confidential information, including trade secrets, belonging to others.  This policy precludes Benchmark from obtaining, directly or indirectly from any employee, consultant, or other individual rendering services to Benchmark confidential information of a prior employer, client or any other person which such employee, consultant, or individual is under an obligation not to disclose.  The Consultant agrees to abide by this policy.

6. Payment of Fees and Expenses

Benchmark shall pay Consultant for services rendered in accordance with Exhibit A hereto.  In addition to the foregoing, Benchmark shall pay Consultant for his actual expenses (including coach-class travel for domestic flights and business-class travel for international flights, reasonable lodging, food and other related and out-of-pocket expenses) which have been approved in advance by Benchmark’s General Counsel and which are reasonable and necessary.

7. Term

The term of this Agreement shall commence on the effective date hereof, and unless modified by mutual agreement of the parties or terminated earlier pursuant to the terms of this Agreement, shall continue for two years.  The term may be extended for additional periods by mutual written agreement of the parties.  The obligations of Paragraphs 4; Paragraph 5; obligations to make payments for expenses incurred and work done under Paragraph 6; and Paragraph 9 shall, however, survive termination.

8. Termination

8.1 This Agreement may be terminated by either party upon prior written notice, if the other party materially breaches any term hereof, by giving the breaching party one-month prior written notice of the termination to allow the breaching party to cure the breach.  If the breaching party fails to cure the breach during such one-month period, the Agreement will terminate.

8.2 This Agreement may be terminated by either party at any time for any reason upon prior written notice to the other party, provided however, if Benchmark terminates this Agreement pursuant to this Section 8.2, Consultant shall continue to receive the fees detailed in Exhibit A for the remainder of the term.

8.2.1 Upon termination of this Agreement for any reason, Consultant shall promptly return to Benchmark all copies of any Benchmark data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Benchmark.  Consultant shall also furnish to Benchmark all Work Product and work in progress or portions thereof, including all incomplete work.

8.3 No termination shall affect Benchmark’s or Consultant’s rights and responsibilities under Paragraphs 4, 5 and 6 hereof.

8.4 If this Agreement is terminated by the Company pursuant to Section 8.1, Consultant shall be entitled to receive or retain only that portion of the consulting fee specified in Exhibit A (the “Earned Portion”) as is calculated by multiplying the total amount of the consulting fee by a fraction, the numerator of which is the number of whole months elapsed between January 1, 2012 and the effective date of the termination of this Agreement, and the denominator of which is 24.  If the Earned Portion has not yet been paid by the Company, the Company shall promptly pay such amount to the Consultant following termination.  If more than the Earned Portion has been paid to the Consultant, the Consultant shall promptly refund the overpayment to the Company.

9. Conflicting Agreements and Non-Competition

Prior to and during the term of this Agreement, Consultant shall disclose to Benchmark any existing or proposed agreements to which Consultant is a party and which constitute a potential conflict of interest.  Without the prior written consent of the Company, Consultant agrees that he will not during the three (3) years following the Effective Date of this Agreement directly or indirectly engage in any contract electronics manufacturing services (EMS) business, including but not limited to original design manufacturing services that compete with EMS business, competitive with Benchmark and not solicit, for other than personal use, from any of Benchmark’s clients, customers, suppliers or contacts for the purposes of doing business with such persons or entities and will not interfere with the business relationship between Benchmark and such persons and/or entities.  Notwithstanding the foregoing, Consultant may serve as a director of another company in the EMS business as long as Consultant receives the Company’s prior written consent to such service.

10. Entire Agreement

This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and merges and supersedes all prior and contemporaneous agreements or representations, written or oral.  It may be changed only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification, extension or discharge is sought and expressly referring to this Agreement.

11. Construction

This Agreement shall be governed and construed in accordance with the laws of the State of Texas, United States of America.

12. Partial Invalidity

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

13. Warranty

Consultant represents and warrants (a) that all services shall be performed in a workmanlike manner and with professional diligence and skill, and (b) that Consultant will perform all work called for in compliance with applicable law.

14. Successors and Binding Agreement

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable, or delegable by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates below written.

CONSULTANT	BENCHMARK ELECTRONICS, INC.

/s/ Cary T. Fu	/s/ Gayla Delly
Cary T. Fu	Gayla Delly
President

Date: November 8, 2011	Date: November 8, 2011

CONSULTING SERVICE AGREEMENT

Exhibit A

For Internal Use Only

Requisition #:	Job Code:
Job Title:	Supervisor:
Department:	Business Unit:

DESCRIPTION OF SCOPE OF WORK AND PAYMENT OF FEES AND EXPENSES

1.	With respect to Section 2 of the Agreement, Consultant shall provide services as described below:

•
Under specific assignment by the CEO and agreed upon by Consultant, represent the Company’s interests before customers, suppliers, government officials, and others as designated by the CEO; Consultant agrees that from time to time, at reasonable times and upon reasonable advance notice from the Company, he will respond within a reasonable time to answer questions or other inquiries from the Company and advise the Company as reasonably requested by the Company. In addition, subject to the oversight and review by the Company’s Board of Directors and its CEO, Consultant agrees to (i) assist the Company in obtaining financing relating to business operations and acquisitions and assist with any subsequent negotiations with lenders; (ii) assist the Company in developing tax planning strategies; (iii) assist the Company with filings required under and compliance with applicable federal securities laws; (iv) assist the Company with preparation of its internal and public financial statements, budgets and other financial planning processes; and (v) provide and assist in such other services as may be reasonably requested by the Company. and

•	Perform other such duties as may be requested from time to time by the CEO.

2.	With respect to Section 6 of the Agreement, the following procedures apply:

In consideration of the services to be performed by Consultant, Benchmark shall pay Consultant $775,000.00 in the aggregate, which shall be payable in one lump sum on December 30, 2012.  Benchmark shall provide reasonable telephone, laptop computer, and e-mail support during the term of this Agreement.  Consultant and Benchmark agree to make an estimate of hours prior to initiation of work defined in (1) above.  Consultant will inform Benchmark if work identified in (1) above is to exceed the projected hours prior to exceeding any estimate.  Authorization to exceed estimate is valid only with prior written consent by Benchmark’s General Counsel.

CONSULTING SERVICE AGREEMENT
Exhibit B